Tidal Trust III 485BPOS

Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 204 and Amendment No. 207, to the Registration Statement on Form N-1A of VistaShares Shield S&P 500 Enhanced Protection ETF, VistaShares Shield International Enhanced Protection ETF, VistaShares Shiled Emerging Markets Enhanced Protection ETF, VistaShares Shield US Small Cap Enhanced Protection ETF, VistaShares Shield Nasdaq-100 Enhanced Protection ETF, VistaShares Shield Diversified Equity Enhanced Protection ETF, VistaShares Shield Diversified Commodities Enhanced Protection ETF and VistaShares Shield Diversified Income Enhanced Protection ETF, each a series of Tidal Trust III.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

September 9, 2026